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Exhibit 5.1

Hogan Lovells US LLP Harbor East 100 International Drive, Suite 2000 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

February 4, 2016

Board of Directors
Ashford Hospitality Prime, Inc.
14185 Dallas Parkway
Suite 1100
Dallas, TX 75254

        2,600,000 Shares of Series B Preferred Stock
and 200,000 Shares of Common Stock

Ladies and Gentlemen:

        We are acting as counsel to Ashford Hospitality Prime, Inc., a Maryland corporation (the "Company"), in connection with its filing of a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the proposed offering of up to (i) 2,600,000 shares of 5.50% Series B Cumulative Convertible Preferred Stock, par value $0.01 per share of the Company (the "Preferred Shares"), (ii) an undetermined number of shares of common stock issuable upon conversion of the Preferred Shares (the "Conversion Common Shares"), and (iii) 200,000 shares of Common Stock, par value $0.01 per share (the "Common Shares"). The Preferred Shares were issued pursuant to the Exchange Agreement dated as of December 4, 2015 among the Company and the other parties named therein (the "Exchange Agreement"), and the Common Shares were issued pursuant to the Common Stock Purchase Agreement, dated June 9, 2015 among the Company and the other parties named therein (the "Common Stock Purchase Agreement"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Preferred Shares and the Conversion Common Shares will not be issued in violation of the ownership limit contained in the Company's charter and that, at the time the Preferred Shares are to be converted into Conversion Common Shares, the number of Conversion Common Shares shall not exceed the total number of authorized but unissued shares of Common Stock of the Company. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. "Hogan Lovells" is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: : Alicante Amsterdam Baltimore Beijing Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Monterrey Moscow Munich New York Northern Virginia Paris Philadelphia Rio de Janeiro Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jakarta Jeddah Riyadh Zagreb. For more information see www.hoganlovells.com

        This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended and as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

        Based upon, subject to and limited by the foregoing, we are of the opinion that:

  (1)
  The Preferred Shares were validly issued and are fully paid and nonassessable.

  (2)
  The Conversion Common Shares, if and when issued in accordance with the terms of the Preferred Shares, will be validly issued, fully paid and nonassessable.

  (3)
  The Common Shares were validly issued and are fully paid and nonassessable.

        This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
 /s/ Hogan Lovells US LLP
HOGAN LOVELLS US LLP

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  Exhibit 5.1